Exhibit 99.1

Vista Equity Partners Completes Acquisition of Avalara

SEATTLE, October 19, 2022 – Avalara, Inc., a leading provider of tax compliance automation for businesses of all sizes, today announced the completion of its acquisition by Vista Equity Partners (“Vista”), a leading global investment firm focused exclusively on enterprise software, data and technology-enabled businesses, in partnership with institutional co-investors, for $93.50 per share in cash.

“Today marks an exciting new chapter for Avalara. We thank our employees, customers, partners, and shareholders for their trust during this process, and we are excited to begin our work alongside Vista,” said Scott McFarlane, co-founder and CEO of Avalara. “As the leading enterprise software investor, Vista knows what it takes to pursue and achieve excellence. We look forward to partnering with their experienced team to advance our mission to become the global cloud compliance platform and provide even greater value for our customers and partners.”

“The criticality of Avalara’s software platform combined with its commitment to driving innovation and serving its extensive partner network provides a strong foundation for growth,” added Monti Saroya, Co-Head of the Vista Flagship Fund and Senior Managing Director. “We look forward to working with Scott and the Avalara team and welcome them to the Vista portfolio and ecosystem as they continue to execute on their vision to automate global compliance.”

With the completion of the transaction, Avalara shares have ceased trading and are no longer listed on the New York Stock Exchange.

Goldman Sachs & Co. LLC served as exclusive financial advisor to Avalara, and Simpson Thacher & Bartlett LLP and Perkins Coie LLP acted as legal counsel.

BofA Securities served as financial advisor to Vista and Kirkland & Ellis LLP acted as legal counsel.

About Avalara

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Brazil, Europe, and India. More information at avalara.com.

About Vista Equity Partners

Vista is a leading global investment firm with $94 billion in assets under management as of June 30, 2022. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers

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and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on Twitter, @Vista_Equity.

Contacts

For media inquiries, contact:

Brian W. Steel

media@vistaequitypartners.com

+1-212-804-9170

Jesse Hamlin

media@avalara.com

+1-518-281-0631

For investor inquiries, contact:

Jennifer Gianola

jennifer.gianola@avalara.com

650-499-9837

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